----------
Prospectus
----------

                                                                  (LOGO)
                                                          Harleysville




Harleysville Group Inc.


-----------------------------------------
Dividend Reinvestment and Stock Purchase Plan

5,150,000 shares of Common Stock
par value $1.00


 The Dividend Reinvestment and Stock Purchase Plan (the "Plan") described herein offers the holders of Common Stock, par value $1.00 per share (the "Common Stock"), of Harleysville Group Inc. (the "Company") an opportunity to reinvest automatically their dividends in shares of Common Stock. Each stockholder participating in the Plan may also voluntarily subscribe to purchase additional shares of Common Stock within the limitations provided in the Plan.

 Shares of Common Stock for the Plan will be made available by the Company. The purchase price for shares of Common Stock purchased from the Company will be the average of the closing prices of the Common Stock as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") for the five days preceding the date of the applicable dividend payment date. Prices for the Common Stock are published in NASDAQ's National Market System under the symbol "HGIC." There will be no brokerage commissions or service charges upon the purchase of shares under the Plan. Any participant who directs the agent for the Plan to sell shares of Common Stock held in his or her account in the Plan will pay any trading and service fees incurred in connection with such sale. The Company will bear all other costs of administering the Plan. Mellon Bank, N.A. is the Administrator for stockholders under the Plan.

 It is recommended that this Prospectus be retained for future reference.


-------------------------------------------------------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                  The date of this Prospectus is June 1, 2001

                             AVAILABLE INFORMATION


   The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be read and copied at the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

   You can obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

   This Prospectus, which constitutes a part of a registration statement (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended, omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of such documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


   The following documents heretofore filed with the Commission are incorporated herein by reference:

      (a)The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001 filed by the Company pursuant to Section 13 of the Exchange Act.

      (b)The Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed by the Company pursuant to Section 13 of the Exchange Act.

      (c)The Definitive Proxy Statement dated March 23, 2001 for the Company's April 25, 2001 Annual Meeting of Stockholders filed by the Company pursuant to Section 14 of the Exchange Act.

      (d)The description of the Company's Common Stock set forth in the Form 8-A filed by the Company pursuant to Section 12 of the Exchange Act.

   All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of Common Stock covered by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also or is to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all documents incorporated herein by reference, other than exhibits to such documents. Written requests should be directed to:

                   Harleysville Group Inc.
                   Attn: Investor Relations
                   355 Maple Avenue
                   Harleysville, Pennsylvania 19438

   Telephone requests may be directed to the Company at (215) 256-5151.

                            HARLEYSVILLE GROUP INC.

   The Company is a regional insurance holding company headquartered in Pennsylvania which engages through its subsidiaries in the property and casualty insurance business.

   The Company is a Delaware corporation formed in 1979 as a wholly-owned subsidiary of Harleysville Mutual Insurance Company (the "Mutual Company"). In May 1986, the Company completed an initial public offering of its Common Stock, reducing the percentage of outstanding shares owned by the Mutual Company to approximately 70%. In April 1991, the Mutual Company completed a secondary public offering further reducing the percentage of outstanding shares owned by the Mutual Company to approximately 55%.

   The Mutual Company has at times in the past reinvested and in the future may reinvest all of its dividends in Common Stock under the Plan, but has not made and does not currently intend to make any voluntary purchases under the Plan.

   The Company's principal executive offices are located at 355 Maple Avenue, Harleysville, Pennsylvania 19438 and its telephone number is (215) 256-5000.

                            HARLEYSVILLE GROUP INC.
        DESCRIPTION OF THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

   The following is a description in question and answer form of the provisions of the Plan offered to holders of Common Stock of the Company. A holder of the Company's Common Stock who does not elect to participate in the Plan will continue to receive cash dividends by check as and when declared.

Purpose

   1. What is the purpose of the Plan?

   The purpose of the Plan is to provide (i) holders of record of shares of Common Stock with a simple and convenient method of investment of cash dividends and voluntary cash payments in shares of Common Stock without payment of any brokerage commissions or service charges and (ii) the Company with additional funds for general corporate purposes.

Advantages to Participants

   2. What are the advantages of the Plan to participants?

   -- Plan participants can reinvest their dividends and also make voluntary cash payments within certain limits to purchase Common Stock. See the answers to questions 11 through 15.

   -- A participant can purchase Common Stock without the payment of any brokerage commissions or other charges. See the answer to question 10.

   -- Regular statements of each account provide participants with a record of each transaction. See the answer to question 17.

Administration

   3. Who administers the Plan for participants?

   Mellon Bank, N.A. is the Plan Administrator. Mellon Investor Services, a registered transfer agent, will provide certain administrative support to the Administrator.

   All correspondence relating to the Plan should include your taxpayer identification number and should be mailed to:

         Mellon Investor Services
         Investment Services
         P. O. Box 3338
         South Hackensack, NJ 07606-1938

Participation

   4. Who is eligible to participate?

   All holders of Common Stock are eligible to participate in the Plan. Beneficial owners of such stock whose shares are held for them in registered names other than their own, such as the names of brokers, bank nominees or trustees, should, if they wish such shares to participate in the Plan, either arrange for the holder of record to join the Plan or have the shares transferred into a separate account which may participate.

   A stockholder who does not elect to participate in the Plan will continue to receive cash dividends by check, when, as and if declared.

   5. Is partial participation possible under the Plan?

   Yes. The minimum share requirement for participation is one whole share. Subject to that minimum, a stockholder may arrange to have the dividends on only some, but not all, of his or her shares reinvested under the Plan by designating the number of shares that are to participate in the Plan on an appropriately completed Authorization Form, and sending it to the Administrator. There will be no charge to a stockholder for choosing partial participation in the Plan.

   6. How does a stockholder become a participant?

   To participate in the Plan, a stockholder must complete and sign the Authorization Form enclosed with this Prospectus and return it to the Administrator. Authorization Forms will be provided from time to time to all holders of record of Common Stock. Such forms may also be obtained at any time by calling the Administrator at 1-800-851-9677 or writing to the Administrator at the address shown above.

   7. When may a person join the Plan and when will his participation commence?

   A stockholder may join the Plan at any time by completing, signing and returning an Authorization Form to the Administrator. Participation in the Plan will commence with the first dividend payment after the person joins the Plan, provided that his or her Authorization Form was received on or before the record date for such dividend.

   Historically, dividends declared on the Common Stock generally have been paid on the 30th day of the months of March, June, September and December, and the record date for each such dividend generally has been 15 to 20 days prior to such payment date. No interest will be paid on voluntary cash payments received by the Administrator. See the answer to question 16.

   Stockholders are cautioned that the Plan does not represent a change in the Company's dividend policy or a guarantee of future dividends, which will continue to depend upon the Company's earnings, financial condition and other factors.

   8. May a participant change the number of shares subject to the Plan?

   Yes. A participant may change the number of shares subject to the Plan at any time by submitting a written request to the Administrator. The change will be effective with respect to the first dividend payment after the notice of change has been received, provided that the notice of change was received on or before the record date for such dividend.

   9. May participants in the Company's Employee Stock Purchase Plan join the Plan?

   Yes. Dividends received on shares of Common Stock acquired by employees who participate in the Company's Employee Stock Purchase Plan may be reinvested pursuant to the Plan. Such employees may join the Plan by returning a completed and signed Authorization Form to the Administrator. See the answer to question 6.

Costs and Expenses

   10. Are there any expenses to participants in connection with purchases under the Plan?

   No. Participants will not be obligated to pay any brokerage commissions or other charges with respect to purchases of Common Stock under the Plan.

   A participant who requests that the Administrator sell shares of Common Stock held in the participant's account in the Plan will pay any applicable trading and service fees incurred in connection with such sale. All other costs of administration of the Plan will be paid by the Company.

Purchases

   11. When and how are purchases made?

   Purchases for the account of participants will be made on the applicable dividend payment dates. See the answer to question 16.

   12. How many shares does a participant purchase?

   The number of shares purchased depends on the amount of a participant's dividend, the amount of any voluntary cash payments made by him or her and the market price of the Common Stock. Each participant's account will be credited with the number of shares, including fractions computed to no less than four decimal places, equal to the total amount invested by him or her divided by the applicable purchase price per share.

   13. What is the price of shares purchased under the Plan?

   The price of shares purchased will be the average of the closing prices of the Common Stock as reported on the NASDAQ National Market System on the last five trading days preceding the applicable dividend payment date. In the event the Common Stock is not traded on any of the five trading dates preceding the dividend date as of which purchase price is to be determined, the five trading days used to determine the purchase price shall include the next preceding date or dates on which the Common Stock was traded.

Voluntary Cash Payments

   14. What is the voluntary cash payment option?

   All record holders of Common Stock who elect to participate in the Plan may elect to make voluntary cash payments to purchase Common Stock at the price determined as described in the answer to question 13.

   15. Are there any limitations on voluntary cash payments?

   Yes. Each voluntary cash payment may not be less than $100 per quarter nor may the total voluntary cash payments in any one twelve month period exceed $25,000 on behalf of any one participant in the Plan. The Company reserves the right in its sole discretion to determine whether voluntary cash payments are made on behalf of any one participant.

   16. How are the shares purchased with voluntary cash payments?

   To make a voluntary cash payment, the participant must return the top portion of his or her dividend reinvestment statement together with his or her check or money order to Mellon Bank. Checks and money orders should be made payable to Mellon Bank and should include the participant's taxpayer identification number.

   Voluntary cash payments must be received by the Administrator at least five business days prior to a dividend payment date to be invested in shares on that date. Any voluntary cash payments received later will be held without interest until invested on the next applicable dividend payment date.

Reports to Participants

   17. What kind of reports will be sent to participants in the Plan?

   Each participant in the Plan will receive a statement of account describing cash dividends and voluntary cash payments received, the number of shares purchased, the price per share and total shares accumulated under the Plan as promptly as practicable after each purchase for the participant's account. These statements will provide a continuing record of the dates and cost of purchases on a quarterly basis and should be retained for income tax purposes. In addition, each participant will also receive the Company's annual and quarterly reports to stockholders, notices of stockholder meetings and proxy statements and Internal Revenue Service ("IRS") information for reporting dividends paid.

Dividends

   18. Are participants credited with dividends on shares held in their account under the Plan?

   Yes. The Company pays dividends, as declared, to the record holders of shares of its stock. As the record holder and as agent for the participants, the Administrator receives dividends for all shares of Common Stock held in the Plan on the record date. The Administrator credits such dividends to participants on the basis of full and fractional shares held in their accounts and reinvests such dividends in shares of Common Stock.

Certificates of Shares; Sale of Shares

   19. Are stock certificates issued for shares of Common Stock purchased under the Plan?

   Unless a participant so requests, certificates will not be issued for Common Stock purchased under the Plan. The number of shares credited into an account under the Plan will be shown on the participant's statement of account. However, except as indicated below, a participant may receive certificates for full shares accumulated in his or her account under this Plan at any time by sending a written request to the Administrator. Except as indicated below, the Administrator will also, within five business days after receipt of a participant's written request, sell all or a portion of the shares of Common Stock in such participant's account and deliver the proceeds, less trading and service fees, if any, to the participant. When certificates are issued to the participant, future dividends on these shares will be treated in accordance with the participant's instructions as indicated on the Authorization Form. If certificates for less than all of the shares in a participant's account are issued, any remaining full shares and fractional shares will be reflected in the participant's account and the participant will remain enrolled in the Plan unless the participant terminates his participation. However, any participant whose account in the Plan is reduced to zero as a result of the withdrawal or sale of shares and who is not reinvesting dividends from any shares owned by him or her of record will be deemed to have withdrawn from the Plan.

   Requests for the issuance of certificates for shares of Common Stock or for the sale of shares of Common Stock which are received by the Administrator during the period commencing five business days prior to a record date and ending on the ensuing dividend payment date will not be processed until the dividends paid on such dividend payment date have been invested and any voluntary cash payments have been invested.

   A participant's rights under the Plan and shares credited to the account of a participant under the Plan may not be pledged. A participant who wishes to pledge his or her shares must request that certificates for such shares be issued in his or her name.

   Certificates for fractional shares will not be issued under any circumstances.

   20. In whose name are accounts maintained and certificates registered when issued?

   Accounts in the Plan will be maintained in the names in which the certificates of participants were registered at the time the participants entered the Plan. Consequently, certificates for full shares will be registered in the same name when issued.

   Upon written request, certificates will be registered and issued in names other than the account name, subject to compliance with any applicable laws and the payment by the participant of any applicable taxes, provided that the request meets the usual requirements of the Company for the recognition of a transfer of Common Stock of the Company.

   21. What happens when a participant sells or transfers all of the shares registered in his or her name?

   If a participant disposes of all of the shares of Common Stock for which certificates are registered in his or her name (not including shares credited to his or her Plan account), the Administrator, until it is otherwise notified, will continue to reinvest the dividends on any shares of Common Stock credited to the participant's account in the Plan until those shares also are withdrawn. See the answer to question 22.

Withdrawal from the Plan

   22. When and how may a participant withdraw shares purchased from the Plan?

   A participant may withdraw all or a portion of the shares of Common Stock credited to his or her account by giving notice to the Administrator to that effect and specifying in the notice the number of shares to be withdrawn. When a participant withdraws shares from his or her account, certificates for whole shares of Common Stock so withdrawn will be issued. However, if the participant so requests, the Administrator will sell all or a portion of the shares of Common Stock in the participant's account and deliver the proceeds, less any applicable trading and service fees, to the participant.

   23. What happens to any fractional interest withdrawn from the Plan?

   Any fractional interest withdrawn will be sold by the Administrator as soon as practicable, and shall be sold at the market price prevailing when the sale is made, and a check remitted promptly for the proceeds thereof, less any applicable trading and service fees. In no case will certificates representing a fractional interest be issued.

   24. How does a participant terminate participation in the Plan?

   A participant may terminate participation in the Plan by notifying the Administrator to that effect. Once a participant terminates his or her reinvestment of dividends, he or she will no longer be eligible to make voluntary cash payments.

Information Concerning the Shares

   25. How many shares may be issued under the Plan?

   The Plan, as originally adopted and subsequently amended, provided for 1,000,000 shares to be available for purchase. In March, 1994, the Board of Directors of the Company approved an additional 1,000,000 shares to be available for purchase. As a result of stock splits and stock dividends, the Plan may issue 5,150,000 shares. Shares issued under the Plan may be authorized and unissued shares or treasury shares. The Company is currently authorized to issue 80,000,000 shares of Common Stock. As of May 31, 2001, 29,222,305 shares of the Company's Common Stock were issued and outstanding. To date 3,753,341 shares have been purchased through the Plan.

   The Plan provides that if shares of the Company's Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or another corporation, as in a merger, consolidation or otherwise, or if the Company declares a stock split or stock dividend, the Company will substitute for or add to each share reserved for sale under the Plan the number and kind of shares of stock or other securities into or for which the Company's Common Stock will be so changed or exchanged, or to which each such share will be entitled.

   26. If the Company issues rights to purchase securities to the holders of Common Stock, how will the rights applicable to Plan shares be handled?

   If the Company makes rights available to the holders of its Common Stock to purchase additional shares of Common Stock or any other securities of the Company, the Administrator will, unless otherwise instructed by the participant, sell the rights accruing to shares of Common Stock held in each participant's account and invest the proceeds in additional shares of Common Stock on the next dividend payment date for the Common Stock. A participant who wishes to receive any such rights directly may do so by sending to the Administrator, at least 20 days prior to the expiration of the rights offering, a written request that the rights accruing to shares in his or her account be sent to him or her, and the participant will then have the opportunity to exercise his or her rights until the expiration of the rights offering.

   27. What happens if the Company issues a stock dividend or declares a stock split?

   Any shares representing stock dividends or stock splits with respect to shares of Common Stock held in the account of a participant on the record date for the dividend or stock split will be credited to the participant's account. See the answer for question 25.

   28. How will shares held in an account under the Plan be voted at meetings of stockholders?

   If a participant has shares credited to an account under the Plan on a record date for a meeting of stockholders, he or she will be able to vote those shares in the same manner as shares for which the Participant holds certificates. The participant will be sent proxy material with respect to that meeting. A participant will be entitled to vote both the shares of Common Stock held in his or her account and those for which certificates are issued. A participant may vote in person or by proxy at any such meeting.

Federal Income Tax Consequences

   29. What are the federal income tax consequences of participation in the Plan?

   The fair market value of the shares acquired through the reinvestment of dividends will be included in a participant's gross income as a dividend. It should be noted that the fair market value on a dividend payment date may differ from the purchase price of the shares which is the average of the closing price on the last five trading days preceding the applicable dividend payment date. A participant will not be treated as having received a dividend with respect to shares purchased through voluntary cash payments unless the fair market value of the shares on the date purchased exceeds the purchase price, in which event a participant may be treated as having received a dividend equal to the amount of the excess of the fair market value over the purchase price. Information returns sent to the IRS and the participant at year end will reflect dividends and amounts paid on a participant's behalf.

   The amount of dividends reinvested will be eligible, in the case of corporate stockholders, for the 70% dividends received deduction.

   To the extent that federal income tax withholding is required with respect to dividends, the Administrator will reinvest dividends net of the amount of withholding required.

   The tax basis of any shares acquired pursuant to the Plan will be their fair market value on the date the shares were purchased from the Company and the holding period applicable to any such shares will commence on the day following such date.

   Each participant is advised to consult his or her own tax advisor to determine the tax consequences of a particular transaction in his or her account.

Other Information Concerning the Plan

   30. What are the responsibilities of the Company and the Administrator under the Plan?

   The Administrator, as agent, receives dividend payments and voluntary cash payments on behalf of participants, invests such amounts in shares of Common Stock, maintains account records for participants and notifies participants of transactions in, and the status of, their accounts. The Administrator shall have no duties, obligations or liabilities with respect to the Plan except such as are expressly set forth in this Prospectus.

   The Company and the Administrator, in administering the Plan, will not be liable for any act done in good faith or for their good faith omission or act, including, without limitation, any claim or liability arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death, or with respect to the prices at which shares are purchased for the participant's account and the times when such purchases are made, or with respect to any loss or fluctuation in the market value of the Common Stock after the purchase of shares.

   All notices from the Administrator to a participant will be mailed to the participant's address of record, and the mailing of a notice to a participant's most recent address of record will satisfy the Administrator's obligation to provide notice to that participant. Accordingly, a participant should promptly advise the Administrator of any change of his address.

   All transactions in connection with the Plan will be governed by the laws of the Commonwealth of Pennsylvania.

   31. May the Plan be changed or discontinued?

   The Plan may be amended, suspended, modified or terminated at any time without the approval of the participants. Notice of any such suspension or termination or material amendment or modification will be sent to all participants who shall in all events have the right to withdraw from the Plan by following the normal procedures (see the answer to question 22). No such action will retroactively prejudice any interests of any participant.

   32. How is the Plan to be interpreted?

   Any question of interpretation arising under the Plan will be determined by the Company and any such determination will be final.

   33. Who bears the risk of market price fluctuations in the Common Stock?

   A participant's investment in shares under the Plan will be no different from investment in directly held shares. The participant will bear the risk of loss and realize the benefits of any gain from market price changes with respect to all such shares held by him or her in the Plan or otherwise.

                                USE OF PROCEEDS

   The proceeds to the Company from sales of Common Stock pursuant to the Plan will be used for general corporate purposes, including investment in and advances to the Company's subsidiaries.

                                    EXPERTS

   The reports dated February 14, 2001, relating to the consolidated balance sheets of Harleysville Group Inc. as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and all related schedules, which reports appear in or are incorporated by reference in the December 31, 2000 annual report on Form 10-K of Harleysville Group Inc., incorporated by reference in the Registration Statement, have been incorporated herein and in the Registration Statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINION

   The validity of the issuance of the shares of Common Stock offered hereby has been passed upon for the Company by Morgan, Lewis & Bockius, Philadelphia, Pennsylvania.

===============================================================================

 No person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offering in such jurisdiction.

 This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission, and to which portions reference is hereby made for further information with respect to the Company and the securities offered hereby. The Registration Statement may be inspected without charge by anyone at the office of the Commission, 450 Fifth Street, N. W., Washington, D.C. 20549, and copies of all or any part of it may be obtained from the Commission at its principal office, 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of fees prescribed by it.

                                                                  (LOGO)
                                                          Harleysville
===============================================================================

    Harleysville Group Inc.



    Dividend Reinvestment
    and Stock Purchase Plan

    5,150,000 shares of
    Common Stock






















    ----------
    Prospectus
    ----------
    Dated: June 1, 2001